Exhibit 4.1

Protopia Global Holdings Inc.

NAME AND ADDRESS OF SHAREHOLDER	NUMBER OF SHARES	DISTINCTIVE NUMBERS		CERTIFICATE NUMBER	DATE OF ISSUE
		FROM	TO

SHARE CERTIFICATE

OF

Protopia Global Holdings Inc.

Incorporated in the Cayman Islands with Company No. 393396

Authorised Capital: US$5,000.00 divided into 500,000,000 shares of a nominal or par value of US$0.00001 each

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF THE SHARES STATED BELOW SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY

NAME OF SHAREHOLDER	NUMBER OF SHARES	DISTINCTIVE NUMBERS		CERTIFICATE NUMBER	DATE OF ISSUE
		FROM	TO

THIS CERTIFICATE IS GIVEN UNDER THE COMMON SEAL OF OR EXECUTED FOR AND ON BEHALF OF THE COMPANY ON THE DATE STATED ABOVE AND IN THE PRESENCE OF

DIRECTOR	DIRECTOR/SECRETARY